Consulting Agreement

     This Consulting Agreement ("Agreement"), dated as of May 1, 2001, is between SVPC Partners, LLC, a Delaware Limited Liability Company ("the "Company"), and Frank P. Crivello ("Crivello").

     WHEREAS Company has agreed to acquire substantially all of the assets of SVPC Circuit Systems, Inc.; and

     WHEREAS, the Company desires to engage Crivello as a consultant and upon the other terms and conditions, herein provided; and

     WHEREAS, Crivello is willing to be retained by the Company as its consultant ("Consultant") pursuant to the terms and conditions of this Agreement; and,

     NOW, THEREFORE, in consideration of the promises, the mutual covenants and obligations herein contained, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1. CONSULTING

1.1 Position. The Company hereby confirms Consultant's retainer as its Consultant. Consultant shall report directly to the Company's Chief Executive Officer and shall perform the services described in Section 1.2 hereof, subject to such limitations of authority as may be established from time to time by the Company's Chief Executive Officer and applicable law.

(a) Services. Consultant's services will include all those services customarily associated with the position of Consultant in an emerging growth company, subject to the direction of the Company's Chief Executive Officer. Such services shall include his assistance in the acquisition and closing by Company of its acquisition defined herein; assistance in the negotiation of agreements with vendors, suppliers, employees, and overall strategic management of Company's sales and production departments. Consultant agrees to devote at approximately half of his entire business time and attention to the performance of his services hereunder and to serve the Company diligently and to the best of his abilities.

2. FEES

2.1 Base Monthly Fee. The Company shall pay Consultant a base monthly fee of $9,000.00 (the "Base Monthly Fee") commencing the date hereof.


2.2 Expense Reimbursement. With respect to Consultant's reasonable out-of-pocket business expenses, Consultant shall be reimbursed in accordance with Company's established policies.



3. TERMINATION

Consultant and the Company acknowledge and agree that Consultant's services to the Company are "at will" during the term of this Agreement. Accordingly, either party may terminate Consultant's employment by the Company, with or without cause, in which case Consultant shall have no claim for fees, although termination of Consultant's services shall be subject to the terms and conditions of this Agreement regarding other obligations. Consultant and the Company are not party to any oral agreement relating to the Consultant's services to the Company. In the event of Consultant's death, this Agreement shall automatically terminate and shall be of no further force or effect; provided, however, the Company shall be obligated to make all the payments and to provide all the benefits due to Consultant hereunder to the time of his death.

4. TERM

This Agreement shall become effective as of the date hereof and shall terminate on the date that is one (1) year after the date hereof, unless earlier terminated pursuant to Article 3 hereof.

5. NON-DISCLOSURE, RESTRICTIVE COVENANTS, AND NON-DISPARAGEMENT

5.1 Non-Disclosure. Except as is reasonably necessary in the performance of his services hereunder, Consultant shall not disclose to any person or entity, or use for his own direct or indirect benefit, any Confidential Information (as defined below) pertaining to the Company obtained by him in connection with his employment with the Company. For purposes of this Agreement, the term "Confidential Information" shall include information with respect to the Company's products, services, processes, suppliers, customers, customers' account, suppliers and distribution information, price lists, identity and list of actual and potential customers, trade secrets, technical information, business plans, and strategies and financial records or condition; provided, however, that such information shall not be treated as Confidential Information to the extent that it has been publicly disclosed by the Company (other than by Consultant through a breach of this Section 5.1)

5.2 Restrictive Covenants. Consultant agrees that, after the termination of Consultant's employment and for the one year period after the date hereof, provided the Company is not in default of any obligation to Consultant under this Agreement or otherwise, he shall not:

(a) directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity in the State of California ("Restricted Territory"), and which is directly or indirectly in competition with the business conducted by the Company as of the date of the termination of Consultant's employment; provided however, that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section.

(b) directly or indirectly:

(i) induce any customer to patronize any business directly or indirectly in competition with the business conducted by Company;

(ii) canvass, solicit or accept from any entity any such competitive business;
or

(iii) request or advise any customer to withdraw, curtail, or cancel any such customer's business with Company;

(c) employ any person who was employed by Company at or within twelve (12) months prior to the termination of Consultant's employment or in any manner seek to induce any such person to leave his or her employment; or

(d) directly or indirectly, in any way utilize, disclose, copy, reproduce, or retain in his possession's any of Company's proprietary rights or records, including, but not limited to, any of its customer lists.

Consultant agrees and acknowledges that the restrictions contained in this
Section 5.2 are reasonable in scope and duration and are necessary to protect Company after the termination of Consultant's services. If any provision of this Section as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part, thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section will cause irreparable damage to Company and upon breach of any provision of this Section, Company shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which Company may have (including, without limitation, the right to seek monetary damages).

5.3 Defamatory Statement. Consultant agrees from the date hereof he shall not make any written or oral statements that are slanderous, libelous or defamatory concerning the company or any of its affiliates, including without limitation, any or all of the Company's or its affiliates, officers and directors.

6. MISCELLANEOUS

6.1 No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

6.2 Notices. Any and all notices referred to herein shall be furnished in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid, to the respective parties at the following addresses ) or at such other address as either party may from time to time designate to the other by like notice):

 To the Company:SVPC Partners, LLC
     1855 Norman Avenue
     Santa Clara, California 95054

To Consultant: Mr. Frank P. Crivello
     3408 Dover Road
     Pompano Beach, Florida 33062

       6.3Assignment.This Agreement may not be assigned by Consultant and may not be assigned by the Company otherwise than by operation of law. This Agreement shall be binding upon the Company's successors and assigns.

       6.4Entire Agreement.This Agreement supersedes any and all prior written or oral agreements between Consultant and the Company and evidences the entire understanding of the parties hereto with respect to the terms and conditions of Consultant's services for the Company.

6.5 Governing Law. This Agreement shall be enforced in accordance with the laws of the State of California and shall be construed in accordance therewith. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Santa Clara, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature thereby precluding in the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Santa Clara, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgement rendered against a party in any action of proceeding shall be conclusive as to the subject of such final judgement and may be enforced in other jurisdictions in any manner provided by law.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

SVPC Partners, LLC

By:/s/ David Marks                        /s/Frank P. Crivello
Chief Executive Officer                   Frank P. Crivello